                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             The Score Board, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             The Score Board, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

-------------------------------------------------------------------------------

            THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE COMPANY
             THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER
                              TO ASSURE A QUORUM

-------------------------------------------------------------------------------

                             THE SCORE BOARD, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD SEPTEMBER 18, 1995

  PLEASE TAKE NOTICE that the 1995 Annual Meeting of Shareholders of THE SCORE BOARD, INC. will be held at the Sheraton Poste Inn, I-295 & Route 70, 1450 Route 70 West, Cherry Hill, New Jersey 08034, on Monday, September 18, 1995 at 1:30 p.m. E.D.T., for the following purposes:

    1. To elect five members of the Board of Directors for a one-year term;
  and

    2. To transact such other and further business as may properly come before the meeting or any adjournment(s) thereof.

  Only shareholders of record at the close of business on August 8, 1995 are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          Patrick J. Wujcik,
                                             Secretary

August 17, 1995

                             THE SCORE BOARD, INC.
                            1951 OLD CUTHBERT ROAD
                         CHERRY HILL, NEW JERSEY 08034

                               ----------------

                                PROXY STATEMENT
                               ----------------

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                             ON SEPTEMBER 18, 1995

                              GENERAL INFORMATION

  The enclosed proxy is solicited by and on behalf of The Score Board, Inc., a New Jersey corporation ("the Company"), for use at the 1995 Annual Meeting of Shareholders to be held on Monday, September 18, 1995 at 1:30 P.M., E.D.T., at the Sheraton Poste Inn, I-295 & Route 70, 1450 Route 70 West, Cherry Hill, New Jersey 08034 and at any postponement or adjournment thereof (the "Annual Meeting"). The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is August 17, 1995. Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the secretary of the meeting prior to the voting of proxy or votes the shares subject to the proxy by written ballot.

  The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telecopier, telegraph or teletype by directors, officers or employees of the Company without additional compensation. The Company is required to pay the reasonable expenses incurred by record holders of the common stock, par value $.01 per share, of the Company (the "Common Stock") who are brokers, dealers, banks or voting trustees, or other nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock they hold of record, upon request of such record holders.

  A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock for the election of the nominees for director.

  The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know about a reasonable time before the proxy solicitation and are presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

OUTSTANDING SHARES AND VOTING RIGHTS

  The Company had 11,251,571 shares of Common Stock outstanding at the close of business on August 8, 1995, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum for the purpose of considering such matter. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote, and the nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. An abstention, withholding of authority to vote for or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote. Shareholders do not have appraisal or dissenter rights with respect to election of directors.

                              SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of July 31, 1995, information concerning beneficial ownership of shares of the Company's Common Stock with respect to
(i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

    NMEA
     NDA
   ADRESSD                                                                PERCENT OF
     FO                                                NUMBER OF SHARES     CLASS
 BENEICIALF                                              BENEFICIALLY    BENEFICIALLY
    ONERW                                                   OWNED           OWNED
----------                                             ----------------  ------------
     DIRECTORS AND NAMED EXECUTIVE OFFICERS*
     Kenneth Goldin...................................    1,585,150(1)       13.7%
     Michael A. Berkus................................       21,000(2)         **
     Michael Hoppman..................................       28,000(3)         **
     Robert H. Gartlan................................            0            **
     Scott Schnell....................................       26,075(4)         **
     Allan R. Lyons...................................      188,000(5)        1.7%
     Fred A. Shabel...................................       65,000(6)         **
     Gerald B. Shreiber...............................       30,000(7)         **
     Richard C. Yancey................................      130,000(8)        1.1%
     FIVE PERCENT SHAREHOLDERS
     Carole Goldin....................................    1,324,500(9)       11.7%
      526 Garwood Drive
      Cherry Hill, NJ 08003
     T. Rowe Price Associates, Inc.***................    1,000,000           8.9%
      100 East Pratt Street
      Baltimore, MD 21202
     All Directors and Executive Officers as a Group
      (14 persons)....................................    2,099,955(10)      17.5%

--------
  * The address for each person listed is c/o The Score Board, Inc., 1951 Old Cuthbert Road, Cherry Hill, New Jersey 08034.
 ** Indicates less than one percent.
*** This information has been derived from a listing prepared by Jaffoni &
    Collins, Inc. reflecting reports on Form 13F, for the period ending March 31, 1995, filed by T. Rowe Price Associates, Inc.
--------
 (1) Includes 339,750 shares of Common Stock issuable upon exercise of stock options exercisable within sixty days of the mailing date of this proxy statement ("currently exercisable"). The number of shares of Common Stock reported also includes 489,500 shares of Common Stock over which Carole Goldin has sole investment power as Executrix and beneficiary of the Estate of Paul Goldin; Kenneth Goldin was appointed as attorney and proxy to vote said shares as of June 6, 1994.
 (2) Includes 20,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.
 (3) Includes 28,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.
 (4) Includes 24,375 shares of Common Stock issuable upon exercise of currently exercisable stock options.
 (5) Includes 130,500 shares of Common Stock issuable upon exercise of currently exercisable stock options.
 (6) Includes 60,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.

 (7) Includes 30,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.
 (8) Includes 90,000 shares of Common Stock issuable upon exercise of currently exercisable stock options.
 (9) Paul Goldin passed away on May 21, 1994. Mr. Goldin's widow, Carole Goldin, is the Executrix and beneficiary of Mr. Goldin's estate. The number of shares of Common Stock reported includes 739,000 shares of Common Stock owned directly by Carole Goldin, 489,500 shares of Common Stock owned by Carole Goldin as Executrix and beneficiary of the Estate of Paul Goldin (Kenneth Goldin was appointed as attorney and proxy to vote such shares--see footnote (1) above) and 96,000 shares of Common Stock issuable upon exercise of currently exercisable options held by the Estate of Paul Goldin.
(10) Includes 738,875 shares of Common Stock issuable upon exercise of currently exercisable stock options. The number of shares of Common Stock reported also includes 489,500 shares of Common Stock over which Carole Goldin has sole investment power, but which Kenneth Goldin has power to vote (see footnote (1) above).

                             ELECTION OF DIRECTORS

  Five (5) directors are expected to be elected at the Annual Meeting to serve on the Company's Board of Directors until the 1996 Annual Meeting of Shareholders and until each of their respective successors has been duly elected and qualified as provided in the Company's By-Laws.

  The following table sets forth information concerning the Company's nominees for election to the Board of Directors. All nominees are currently serving on the Board of Directors under terms which will expire at the Annual Meeting. If any of the nominees becomes unable to serve, or for good cause will not serve, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for the election of such substitute nominee or nominees as shall be designated by the Board of Directors. The Company's Board of Directors expects all nominees to be willing and able to serve.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

        NAME                              AGE     POSITION WITH THE COMPANY
        ----                              ---     -------------------------
   Kenneth Goldin........................  30 Chairman, Chief Executive Office,
                                               President and Director
   Allan R. Lyons........................  54 Director
   Fred A. Shabel........................  63 Director
   Gerald B. Shreiber....................  54 Director
   Richard C. Yancey.....................  69 Director

  Kenneth Goldin has been employed by the Company in various capacities since 1987 and has been a Director since July 1989. Mr. Goldin has served as Chairman of the Board, President and Chief Executive Officer of the Company since May 22, 1994, and served as Executive Vice President from July 1989 through May 21, 1994. Mr. Goldin is a defendant in the class action litigation described under "Legal Proceedings".

  Allan R. Lyons has served as a Director of the Company since June 1990. Since November 1993, Mr. Lyons has been the Chairman of the Board and Chief Executive Officer of Piaker & Lyons, P.C., Certified Public Accountants, and he served as Executive Vice President prior thereto. Mr. Lyons also serves as a director of Starlog Franchise Corporation, Action Performance Companies and Franklin Credit Management Corporation.

  Fred A. Shabel has served as a Director of the Company since March 1991. Mr. Shabel has been the Chairman of the Board of Spectacor, Inc. ("Spectacor") since 1980. Spectacor, which is involved in sports and entertainment, includes among its affiliated entities the National Hockey League's Philadelphia Flyers and The CoreStates Spectrum (an arena in Philadelphia, Pennsylvania).

  Gerald B. Shreiber has served as a Director of the Company since December 1994. Mr. Shreiber is the founder of J&J Snack Foods Corp. and has served as its Chairman of the Board, President and Chief Executive Officer since its inception in 1971.

  Richard C. Yancey has served as a Director of the Company since November 1992. Mr. Yancey had been an investment banker with Dillon, Read & Company, Inc. from 1952 through 1992, holding various positions, including managing director from 1975 to 1990, director from 1990 to 1991, and senior advisor from 1991 through 1992. Mr. Yancey also provided consulting services to the Company from October 1991 to October 1994. In addition, Mr. Yancey currently serves as a director of eight mutual fund companies of The Composite Group.

  Each director is elected for a one-year period ending on the date of the next Annual Meeting of Shareholders of the Company. There are no family relationships among any of the directors.

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Such directors, officers and more than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports which they file. To the Company's knowledge, based solely upon a review of the reports furnished to the Company, all such reports were filed on a timely basis.

                  DIRECTOR MEETINGS AND DIRECTOR COMPENSATION

  The Board of Directors held four meetings in fiscal year 1995. No director attended fewer than 75 percent of the meetings of the Board of Directors or committee meetings of committees on which he served.

  The Board of Directors has the authority to establish reasonable compensation of directors for services to the Company. Additionally, pursuant to the terms of the 1992 Directors Stock Option Plan, each eligible non-employee director is entitled to receive on September 1 of each fiscal year:
(i) an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date the option is granted, which option will first be exercisable six months after the date of grant; and (ii) an option to purchase 15,000 shares of Common Stock at an exercise price equal to 120% of the fair market value of the Common Stock on the date the option is granted, which option will first be exercisable on the date of grant.

  Messrs. Lyons, Shabel and Yancey, with Mr. Shreiber, the only outside directors of the Company, were paid $2,000 each for attending committee meetings during fiscal year 1995. Pursuant to the Company's 1992 Directors Stock Option Plan, in September 1994, Messrs. Lyons, Shabel and Yancey were each granted non-qualified stock options (the "Options") to purchase 15,000 shares each of the Company's Common Stock at an exercise price of $4.50 per share (100% of the fair market value of the Company's Common Stock on the date of grant) and Retainer Options (the "Retainer Options") to purchase 15,000 shares each of the Company's Common Stock at an exercise price of $5.40 per share (120% of the fair market value of the Company's Common Stock on the date of grant). The Options and Retainer Options all expire upon the earlier of ten
(10) years from their respective dates of grant or three months from the date the grantee ceases to be a director of the Company. The Options and Retainer Options became exercisable on March 1, 1995 and September 1, 1994, respectively.

  Upon his election as a director of the Company in December 1994, Mr. Shreiber was granted a non-qualified stock option to purchase 30,000 shares of the Company's Common Stock at an exercise price of $2.625 per share. The option has a ten year term and became exercisable on June 8, 1995.

  During fiscal 1995, Mr. Yancey received $25,000 from the Company for financial advice rendered in accordance with the terms of a consulting agreement with the Company.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation paid to the Company's Chief Executive Officer and other highly compensated executive officers whose total annual salary and bonus were in excess of $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the years ended January 31, 1995, 1994 and 1993:

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                  ANNUAL COMPENSATION                      AWARDS
------------------------------------------------------- ------------
                               FISCAL                    SECURITIES   ALL OTHER
                                YEAR                     UNDERLYING    COMPEN-
          NAME AND              ENDED    SALARY  BONUS    OPTIONS      SATION
     PRINCIPAL POSITION      JANUARY 31,   ($)    ($)       (#)        ($)(1)
     ------------------      ----------- ------- ------ ------------  ---------
Paul Goldin.................    1995     172,399      0         0       12,601
 Chief Executive Officer (2)    1994     219,917      0    58,000       26,894
                                1993     204,000 50,000    50,000       33,384
Kenneth Goldin..............    1995     375,822      0   150,000(3)    39,499
 Chief Executive Officer        1994     190,750      0   120,000        8,363
                                1993     174,000 75,000   105,000        9,989
Michael A. Berkus...........    1995      10,385      0    50,000(4)   117,400
 Sr. V.P.--Sales & Marketing
  (4)                           1994         --     --        --           --
                                1993         --     --        --           --
Michael A. Hoppman..........    1995     103,608      0    10,000        8,983
 Vice President--Finance        1994      77,423 15,000    18,000        4,800
                                1993      61,502 12,500    10,000            0
Robert H. Gartlan...........    1995     117,316      0         0      196,082
 Vice President--Ceramics
  (5)                           1994      41,667      0         0        1,200
Scott Schnell...............    1995     143,884      0    48,750      161,054
 Sr. Vice President
  Operations (6)                1994      92,308 30,000    23,000        4,800
                                1993      80,915 17,500    12,000        4,200

--------
(1) Includes (a) Company contributions under its profit sharing plan for certain of the Named Executive Officers (Messrs. Paul Goldin $6,045; Kenneth Goldin $3,621; Hoppman $3,470; and Schnell $4,774); (b) Company payments on behalf of the Named Executive Officers of certain life insurance premiums (Messrs. Paul Goldin $6,556; Kenneth Goldin $35,878; Hoppman $713; Gartlan $8,820; and Schnell $520); (c) consulting fees and related amounts paid to Mr. Berkus pursuant to his consulting agreement prior to his becoming an officer of the Company ($117,400); (d) royalties and other payments to Mr. Gartlan pursuant to his employment agreement and consulting agreement ($182,462); (e) a moving bonus paid to Mr. Schnell pursuant to his employment agreement ($150,000); and (f) car allowances for certain of the Named Executive Officers (Messrs. Hoppman $4,800; Gartlan $4,800; and Schnell $5,760).
(2) On May 21, 1994, Paul Goldin passed away. Pursuant to an employment agreement entered into on March 30, 1994, effective as of January 1, 1994, Mr. Goldin was to receive an annual salary of $395,000 through December 31, 1996. In accordance with said employment agreement, the Company is required to pay approximately $900,000 to Mr. Goldin's estate. The liability outstanding at January 31, 1995 was $738,000.
(3) On June 10, 1994, Kenneth Goldin was conditionally granted an option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.25 per share pursuant to the Company's 1992 Stock Incentive Plan. Effective September 30, 1994, the option was cancelled, and Mr. Goldin was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share under the plan.

(4) Mr. Berkus joined the Company in September 1994. Prior thereto, Mr. Berkus provided consulting services to the Company pursuant to a consulting agreement dated April 11, 1994. Pursuant to the consulting agreement, Mr. Berkus was granted an option to purchase 10,000 shares of the Company's Common Stock pursuant to the Company's 1993 Non-Employee Stock Option Plan. Effective April 17, 1995, the option was cancelled.
(5) As of December 24, 1994, Mr. Gartlan was no longer an officer or employee of the Company.
(6) As of January 20, 1995, Mr. Schnell was no longer an officer or employee of the Company.

  No individual named above received perquisites or non-cash compensation exceeding the lesser of $50,000 or an amount equal to 10% of such person's salary and bonus during the fiscal years ended January 31, 1995, 1994 and 1993.

  The following table sets forth information concerning individual grants of stock options made during the fiscal year ended January 31, 1995 to each of the Named Executive Officers:

              OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 31, 1995

                                                                            POTENTIAL
                                                                         REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                        PRICE APPRECIATION
                        INDIVIDUAL GRANTS                                FOR OPTION TERM
--------------------------------------------------------------------   ----------------------
                                      PERCENTAGE
                         NUMBER OF     OF TOTAL
                         SECURITIES    OPTIONS
                         UNDERLYING   GRANTED TO EXERCISE
                          OPTIONS     EMPLOYEES  OR BASE
                          GRANTED     IN FISCAL   PRICE   EXPIRATION
      NAME                (#) (1)        YEAR     ($/SH)     DATE      5% ($)(2)   10% ($)(2)
      ----               ----------   ---------- -------- ----------   ---------   ----------
Paul Goldin.............        0         0.0       N/A        N/A         N/A          N/A
Kenneth Goldin..........  100,000(3)     23.7      8.25        -- (3)      -- (3)       -- (3)
                           50,000(3)     11.7      5.00    9/30/99      85,024      192,890
Michael A. Berkus.......   10,000(4)      2.4      9.75         (4)     33,159       75,227
                           40,000(4)      9.5      4.50    8/16/99      61,217      138,881
Michael A. Hoppman......   10,000(5)      2.4      8.88    4/30/99      30,200       68,515
Robert H. Gartlan.......        0         0.0       N/A        N/A         N/A          N/A
Scott Schnell...........   48,750(6)     11.6      3.88    1/31/98      40,763       87,785

--------
(1) The options granted to Messrs. Goldin, Berkus and Hoppman were granted under the Company's 1992 Stock Incentive Plan, with exercise prices equal to the fair market value on the date of grant and a term of five years. The options granted to Mr. Schnell were granted at an exercise price equal to the fair market value on the date of grant under the Company's 1993 Non-Employee Stock Option Plan in accordance with his separation and consulting agreement.
(2) The five percent and ten percent assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock price or performance.
(3) On June 10, 1994, Mr. Goldin was conditionally granted an option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.25 per share. Effective September 30, 1994, the option was cancelled, and Mr. Goldin was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share. The option to purchase 50,000 shares may be exercised with respect to 25,000 shares commencing October 1, 1995 and for the remaining 25,000 shares commencing May 1, 1996, provided certain conditions are met.
(4) Effective April 17, 1995, the option to purchase 10,000 shares of Common Stock was cancelled. The option to purchase 40,000 shares may be exercised in 25% increments on each of March 1, 1995, September 1, 1995, September 1, 1996 and September 1, 1997, respectively.
(5) The option granted to Mr. Hoppman is subject to adoption by the Company's shareholders of an amendment to increase the number of shares reserved for issuance under the 1992 Stock Incentive Plan.
(6) The option may be exercised with respect to 24,375 shares commencing July 1, 1995 and for the remaining 24,375 shares commencing June 31, 1996.

  The following table sets forth information concerning each exercise of stock options during the fiscal year ended January 31, 1995 by each of the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of January 31, 1995:

       AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED JANUARY 31, 1995
                       AND FISCAL YEAR END OPTION VALUES

                                                                                VALUE OF
                                                            NUMBER OF          UNEXERCISED
                                                           UNEXERCISED        IN-THE-MONEY
                                                             OPTIONS             OPTIONS
                                                          AT FY-END (#)       AT FY-END ($)
                         SHARES ACQUIRED      VALUE       EXERCISABLE/        EXERCISABLE/
      NAME               ON EXERCISE (#) REALIZED (1)($)  UNEXERCISABLE     UNEXERCISABLE (2)
      ----               --------------- --------------- ---------------    -----------------
Paul Goldin.............          0                0            96,000/0(3)          0/0
Kenneth Goldin..........     30,000         $295,050     314,750/120,000(4)     75,179/0
Michael A. Berkus.......          0                0            0/40,000(5)          0/0
Michael A. Hoppman......          0                0       28,000/10,000             0/0
Robert H. Gartlan.......          0                0                 0/0             0/0
Scott Schnell...........          0                0            0/48,750        0/11,944

--------
(1) This amount represents the market value of underlying securities on the exercise date minus the exercise price of such options.
(2) This amount represents the market value of the underlying securities relating to "in-the-money" options at January 31, 1995 minus the exercise price of such options.
(3) The options are held by the Estate of Paul Goldin.
(4) Does not include options to purchase 100,000 shares, at an exercise price of $8.25 per share, cancelled effective September 30, 1994.
(5) Does not include options to purchase 10,000 shares, at an exercise price of $9.75 per share, cancelled effective April 17, 1995.

  The following table sets forth information concerning repricings of options held by executive officers of the Company during the last ten completed fiscal years:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                  NUMBER OF                                       LENGTH OF
                                 SECURITIES  MARKET PRICE   EXERCISE               ORIGINAL
                                 UNDERLYING  OF STOCK AT    PRICE AT             OPTION TERM
                                  OPTIONS/     TIME OF      TIME OF              REMAINING AT
                                    SARS     REPRICING OR REPRICING OR    NEW      DATE OF
                                 REPRICED OR  AMENDMENT    AMENDMENT   EXERCISE  REPRICING OR
          NAME            DATE   AMENDED (#)     ($)          ($)      PRICE ($)  AMENDMENT
          ----           ------- ----------- ------------ ------------ --------- ------------
Kenneth Goldin.......... 9/30/94       *        $4.375       $8.25       $5.00    4.25 years
 Chief Executive Officer
Michael Balser..........  2/8/95      **        $ 4.00          **       $4.00        **
 Vice President--
  Licensing

--------
 * Effective September 30, 1994, Mr. Goldin's option to purchase 100,000 shares of Common Stock at an exercise price of $8.25 per share, granted on June 10, 1994, was cancelled and replaced by an option to purchase 50,000 shares at an exercise price of $5.00 per share.
** Effective February 8, 1995, Mr. Balser was granted an option to purchase
   20,000 shares of Common Stock at an exercise price of $4.00 per share. The following options were cancelled: (i) option to purchase 2,000 shares of Common Stock at an exercise price of $17.00 per share (with approximately 2 years of the original option term remaining at date of cancellation); (ii) option to purchase 4,600 sharers of Common Stock at an exercise price of $8.38 per share (with approximately 2 1/2 years of the original option term remaining at date of cancellation); and (iii) option to purchase 3,000 shares of Common Stock at an exercise price of $9.13 per share (with approximately 3 1/2 years of the original option term remaining at date of cancellation).

EMPLOYMENT AGREEMENTS, COMPENSATORY ARRANGEMENTS

  Effective January 1, 1994, the Company entered into a new employment agreement with Kenneth Goldin which provides for his employment until December 31, 1996. Under this agreement, Mr. Goldin receives an annual base salary of $375,000 and various benefits, including life and health insurance. In addition, the agreement provides for an additional two year renewal period at a salary of not less than $425,000, unless either party provides the other written notice of its desire not to renew at least sixty (60) days prior to the end of the term.

  Prior to his employment by the Company, Mr. Berkus provided consulting services to the Company pursuant to a consulting agreement dated April 11, 1994. Under the consulting agreement, Mr. Berkus was paid a $10,000 per month consulting fee and $2,000 per month for automobile, housing and related expenses. Pursuant to the consulting agreement, Mr. Berkus had the right to receive multiple option grants if certain conditions were met. Effective April 17, 1995, all such options were cancelled.

  On February 1, 1992, the Company entered into an employment agreement with Mr. Hoppman. This agreement was most recently amended effective May 1, 1994, and provides for Mr. Hoppman's employment until April 30, 1996. Under this agreement, Mr. Hoppman received an annual salary of $82,000 prior to May 1, 1994. He will receive an annual salary of $105,000 and $110,000 for the years commencing May 1, 1994 and 1995, respectively.

  In September 1993, the Company acquired certain assets of Gartlan USA, Inc. ("GUSA") for $793,000 in cash and entered into a three year employment agreement with the former owner of GUSA, Robert H. Gartlan. Under the employment agreement, Mr. Gartlan was to receive salaries of $100,000, $120,000 and $135,000 during the first, second and third years, respectively, as well as a royalty based on a percentage of sales of porcelain, ceramic and pewter figurines, plates and similar collectibles (beginning at 4% of net sales and decreasing to 1.5% of net sales in excess of $7,500,000), a percentage of net sales of acquired inventory (40% of net sales), and a percentage of net sales of existing contracts acquired in the purchase of GUSA (20% of net sales). As of December 24, 1994, Mr. Gartlan was no longer an officer or employee of the Company. Mr. Gartlan's employment agreement was terminated, and a consulting agreement was executed pursuant to which Mr. Gartlan will provide certain consulting services to the Company through September 1996. Under the terms of the consulting agreement, the Company will pay Mr. Gartlan consulting fees of $92,308 and $135,000 during the first and second years, respectively, of the agreement, and will continue to pay Mr. Gartlan the royalty described above.

  On February 10, 1995 the Company and Scott Schnell entered into a separation and consulting agreement pursuant to which Mr. Schnell will provide consulting services to the Company through January 1996. Under the terms of the agreement, the Company will pay Mr. Schnell a severance payment in the amount of $185,000. In addition, all options to purchase shares of the Company's Common Stock granted to Mr. Schnell pursuant to the Company's 1992 Stock Incentive Plan were cancelled, and Mr. Schnell was granted an option to purchase 48,750 shares of the Company's Common Stock at an exercise price of $3.875 per share pursuant to the Company's 1993 Non-Employee Stock Option Plan.

  The Company's employment agreements with Kenneth Goldin and Michael A. Hoppman contain provisions for payments of salary and benefits following a change of control (as defined) of the Company. In general, under such circumstances, each of Messrs. Goldin and Hoppman would be entitled to a cash bonus equal to a percentage of his annual salary at the time the change occurs (Mr. Goldin--100%; Mr. Hoppman--50%), whether or not he was terminated. In addition, in the event of involuntary termination (as defined) following a change of control, each of Messrs. Goldin and Hoppman would be entitled to a lump sum cash payment equal to a percentage of the then present value of his remaining contractual salary along with continued life, health and disability insurance benefits for a stated period.

  The agreement with Kenneth Goldin also provides, in the event of voluntary termination following a change of control, for a lump sum cash payment equal to 50% of the then present value of his remaining contractual salary (but in no event less than 50% of his annual salary), along with continued life, health and disability insurance benefits and car allowances for one year.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has appointed an Audit Committee and a Compensation Committee. The Company does not have a standing nominating committee of the Board of Directors. The entire Board of Directors performs the function of the nominating committee on an ad hoc basis.

  Audit Committee. The members of the Audit Committee are Messrs. Lyons (Chairman), Shabel, Shreiber and Yancey. The Audit Committee is responsible for making recommendations for the selection of the Company's independent public accountants and reviewing with them the scope, status and results of audit. The Audit Committee also is responsible for reviewing accounting policies and internal control procedures for preparation of financial statements and all potential conflict-of-interest situations resulting from related party transactions. The Audit Committee held four meetings during fiscal year 1995.

  Compensation Committee. The members of the Compensation Committee are Messrs. Lyons (Chairman), Shabel, Shreiber and Yancey. The Compensation Committee is responsible for recommending remuneration arrangements for senior management and directors, and for adoption of compensation plans in which officers and directors are eligible to participate subject to approval of the entire Board of Directors. The Compensation Committee held one meeting during fiscal year 1995.

  THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Compensation Committee"), which is currently composed of Messrs. Lyons, Shabel, Shreiber and Yancey, and the Stock Option Committee of the 1992 Stock Incentive Plan and the 1987 Stock Option Plan (the "Option Committee"), which is composed of the same directors, are responsible for determining executive compensation. The Compensation Committee is responsible for making recommendations with respect to matters concerning base salaries and bonus remuneration of executive officers of the Company. The Company's executive compensation program is comprised of base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options. For fiscal year 1995, base salaries were determined pursuant to existing employment agreements, bonuses were determined by the Compensation Committee, and stock option awards were determined by the Option Committee.

  Compensation Goal. The goal of the Compensation Committee and Option Committee is to establish and implement an executive compensation program that will attract and retain superior management talent, recognize and reward individual performances and align the financial interests of the executive officers with those of its shareholders and the success of the Company. The committees also consider compensation paid to executive officers by comparable companies.

  Base Salary. In determining the base salaries payable to executive officers (whether by employment agreement or otherwise), the individual's expertise, level of experience and level of responsibility, as well as the impact of such individual on the profitability and future growth of the Company, were considered.

  Annual Incentive Compensation. Each existing employment agreement between the Company and an executive officer provides for bonus compensation to be awarded at the discretion of the Board of Directors. For purposes of discretionary compensation, the Compensation Committee divided the executive officers into various bonus pools based on areas of responsibility. Each bonus pool, calculated as a pre-determined percentage of related pre-tax income, could be earned by the pool's membership attaining certain financial goals, including sales growth, earnings growth and appropriate related pre-tax margins. The goals were set after analysis of the Company's annual projections, its historical record and comparison with the results of a ten company peer group selected by the Compensation Committee. The Compensation Committee could allocate the pool's funds among the appropriate individuals according to their individual contribution to the Company's growth and profitability, but were not required to allocate all of each pool. If the financial goals were not met, the Compensation Committee had the discretion to grant bonus compensation to deserving individuals, provided that the aggregate bonus compensation awarded was less than 50% of the bonus compensation which would have been paid had the goals been met. None of the bonus pools attained their financial goals during fiscal 1995, and the Compensation Committee did not grant discretionary bonus compensation to any of the Named Executive Officers.

  Long-Term Incentive Compensation. The Company's 1992 Stock Incentive Plan, as well as the 1987 Stock Option Plan under which options are no longer granted, form the basis of the Company's long-term incentive plan for executive officers and key employees. The specific objective of these plans is to align executive and shareholder long-term interests by creating a direct link between executive pay and shareholder return. The value of the stock options awarded, which is an important component of executive compensation, depends on the success of the Company and the price of its stock. Thus, such awards serve as an incentive to executive officers to put forth their best efforts on the Company's behalf.

  Stock options previously granted under the 1987 Stock Option Plan, and stock options granted periodically under the 1992 Stock Incentive Plan, generally have five-year terms and include certain exercise restrictions and vesting provisions. The exercise prices for options granted pursuant to these plans equal the fair market value of the Common Stock as of the dates of grant. The options are non-transferable, except by will or the laws of descent.

  Chief Executive Officer Compensation. Mr. Paul Goldin served as the Chairman, Chief Executive Officer and President of the Company until his death on May 21, 1994. During fiscal year 1995, he received a base salary of $172,399 pursuant to his then existing employment agreement with the Company.

  Mr. Kenneth Goldin succeeded Paul Goldin as Chairman, Chief Executive Officer and President of the Company. During fiscal year 1995, Kenneth Goldin received a base salary of $375,822 pursuant to his employment agreement. The employment agreement had been approved by the outside Directors of the Company in recognition of the dedication and loyalty demonstrated by Mr. Goldin in prior years and in anticipation of the effort that would be expected of him during the future fiscal years.

  Effective September 30, 1994, the option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.25 per share granted to Kenneth Goldin on June 10, 1994 was cancelled and replaced by an option to purchase 50,000 shares at an exercise price of $5.00 per share. See "Ten-Year Option/SAR Repricing" table above. The repricing was recommended in recognition of Mr. Goldin's dedication, performance and assumption of additional responsibilities after the death of Paul Goldin. The number of options granted is consistent with market practices observed by the Option Committee for chief executive officers of other companies of similar size and industry. The ultimate value of these options will be determined by the actual performance of the Company's stock price.

                         STOCK PRICE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires a comparison of cumulative total shareholder return for the Company with a relevant broad equity market index and a peer group of publicly-traded companies over a five-year period. Cumulative total shareholder return represents share value appreciation assuming dividend reinvestment. The Common Stock of the Company is traded on The National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ"). Set forth below is a graph comparing cumulative total shareholder return on the Company's Common Stock with the NASDAQ Stock Market (U.S.) index and a group of companies that the Company selected as a peer group. The criteria applied in selecting peer companies for this purpose consisted of publicly-traded companies that are perceived as competitors of the Company (Marvel Entertainment Group, Inc. and The Topps Company, Inc.) and the thirty-four (34) publicly-traded companies within the Company's NASDAQ Major Industry Group of Wholesale Trade (two companies included in the peer group analysis for fiscal year 1994 are no longer publicly traded).

                             [GRAPH APPEARS HERE]

                               LEGAL PROCEEDINGS

  In August 1994, eight separate purported class action lawsuits were filed against the Company and certain individual defendants in the United States District Court for the District of New Jersey (the "Court") alleging, inter alia, securities fraud under the federal securities laws. On November 17, 1994, the plaintiffs in these lawsuits filed a consolidated amended class action complaint. The Company filed its answer to the consolidated complaint on January 12, 1995, denying all charges contained in the consolidated complaint. In addition, a separate complaint containing the same allegations was filed against the Estate of Paul Goldin, the Company's former Chairman of the Board and Chief Executive Officer. All complaints were consolidated.

  On June 26, 1995, the Court preliminarily approved the settlement of the litigation in accordance with the terms contained in a Stipulation of Settlement on file with the Court. Under the Stipulation, a settlement fund has been established consisting of $3,000,000 in cash (which will be paid by insurance) and $2,000,000 in freely tradeable and transferable shares of Common Stock (the "Settlement Shares"). For purposes of the settlement, the Court has preliminarily certified a class consisting of all persons who purchased the Company's Common Stock during the period commencing October 29, 1993 and ending September 2, 1994. The Settlement Shares are valued at $4.6469 per share. If, prior to final approval of the settlement, the average for the ten trading days preceding such approval of the daily average of the high and low sales prices of the Company's Common Stock (the "Adjusted Average Price) is less than $4.6469, the number of Settlement Shares will be increased to yield a total value of $2 million, the number of shares to be determined by dividing the Adjusted Average Price into $2 million. It is anticipated that the Court will grant final approval of the settlement on October 19, 1995.

  On October 4, 1994, Willie Mays initiated an arbitration proceeding with the Company, claiming that the Company failed to perform certain contractual obligations and seeking specific performance of the current contract. The Company has asserted various counterclaims based on Mr. Mays' failure to perform his contractual obligations. No hearing date has been selected for the proceeding, which is being administered under the rules of the American Arbitration Association in Monmouth County, New Jersey.

  On February 14, 1995, Upper Deck Authenticated, Ltd. ("UDA") filed suit against the Company and three unaffiliated entities in the United States District Court for the Southern District of California alleging, inter alia, that the Company had engaged in unfair competition and violated UDA's right to use the indicia of certain athletes on sports memorabilia and collectibles. The Company has responded to UDA's suit by denying all wrongdoing and filing its own claims against UDA, Upper Deck Company and Richard McWilliam, charging them with unfair competition, defamation, tortious interference with current and prospective contractual relations and abuse of process.

  The Company is involved in various other legal proceedings and claims incident to the conduct of its business.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Barry Didinsky, the brother-in-law of Kenneth Goldin, was paid an aggregate of $96,391 during the fiscal year ended January 31, 1995 pursuant to a then existing employment agreement. This amount included $87,038 paid to Mr. Didinsky as base salary and $5,103 in commissions paid on net sales of Company products to certain regional cable outlets.

  As of January 31, 1995, Mr. Didinsky was no longer employed by the Company. In connection with the termination of Mr. Didinsky's employment, the Company and Mr. Didinsky entered into a separation and consulting agreement pursuant to which Mr. Didinsky provided certain consulting services to the Company through March 31, 1995. Under the terms of said agreement, the Company paid Mr. Didinsky severance and consulting fees in the amount of $24,000. In addition, all options to purchase shares of the Company's Common Stock granted to Mr. Didinsky pursuant to the Company's 1992 Stock Incentive Plan were cancelled, and

Mr. Didinsky was granted an option to purchase 7,500 shares of the Company's Common Stock, at an exercise price of $3.00 per share, pursuant to the Company's 1993 Non-Employee Stock Option Plan.

  During fiscal 1995, Richard Yancey, a Director of the Company, received $25,000 from the Company for financial advice rendered in accordance with the terms of a consulting agreement with the Company.

  In June 1994, the Company received proceeds of approximately $2,000,000 from a key man life insurance policy on the life of Paul Goldin. In accordance with Mr. Goldin's employment agreement, the Company is required to pay approximately $900,000 to Mr. Goldin's estate. The amount payable to Mr. Goldin's estate as of January 31, 1995 was $738,000.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1996 Annual Meeting must be submitted to the Company by April 1, 1996 to receive consideration for inclusion in the Company's Proxy Statement.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The accounting firm of BDO Seidman was the principal accountant for the Company for the fiscal year ended January 31, 1995. Representatives of BDO Seidman are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from shareholders.

                             FINANCIAL STATEMENTS

  Consolidated financial statements of the Company and its subsidiaries are contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, which is being delivered to you herewith.

                                 OTHER MATTERS

  The Board of Directors is not currently aware of any other matter to be transacted at the Annual Meeting. If, however, such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

  Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Patrick J. Wujcik,
                                              Secretary

                             THE SCORE BOARD, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS

  The undersigned hereby constitutes and appoints Kenneth Goldin and Allan R. Lyons, and each of them, with full power of substitution, as proxies to represent the undersigned and vote all the shares of Common Stock of The Score Board, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on September 18, 1995, at 1:30 P.M., E.D.T. at the Sheraton Poste Inn, I-295 & Route 70, 1450 Route 70 West, Cherry Hill, New Jersey 08034, and at any adjournments or postponements thereof, in the following manner:

  Management recommends that you vote WITH AUTHORITY on Proposal 1.

1. [_] WITH AUTHORITY to vote for all nominees listed below, except any nominee(s) for whom authority to vote has been withheld by you in the manner specified below.

 Kenneth Goldin, Allan R. Lyons, Fred A. Shabel, Gerald B. Shreiber and Richard
                                   C. Yancey

   [_] WITHOUT AUTHORITY to vote for any nominee listed above.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE OR NOMINEES, YOU MUST WRITE THE NAME OR NAMES OF SUCH NOMINEE(S) IN THE FOLLOWING SPACE:
--------------------------------------------------------------------------------

2. IN ACCORDANCE WITH THEIR BEST JUDGMENT, the Proxy is authorized to vote upon any other matter which may properly come before the Meeting.

                 (continued and to be signed on reverse side)

                          (continued from other side)

  THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE.

                                       Dated: __________________________ , 1995

                                       ----------------------------------------
                                                      Signature

                                       ----------------------------------------
                                              Signature if held jointly

                                       Please date and sign exactly as your
                                       name appears hereon. If shares are
                                       jointly held, all joint owners should
                                       sign. Trustees and others signing in a
                                       representative capacity should indicate
                                       the capacity in which they sign. If the
                                       signatory is a corporation or
                                       partnership, sign the full corporate or
                                       partnership name by a duly authorized
                                       officer or partner.